Exhibit 23

Consent of Independent Certified Public Accountants

      We hereby consent to the incorporation by reference in the joint Registration Statements on Form S-3 of Carnival Corporation and Carnival plc (File Nos. 333-106850, 333-106553, 333-106293, 333-72729, 333-68999 and
333-43269),the Registration Statements on Form S-8 of Carnival Corporation (File Nos. 333-105672, 333-87036, 333-67394, 333-60558, 333-43885, 33-53099, 33-51195,
33-45287 and 33-26898) and the Registration Statements on Form S-8 of Carnival plc (File Nos. 333-104609, 333-84968, 333-13794 and 333-12742), of our report, dated January 29, 2004, relating to the financial statements appearing in the joint Annual Report to Shareholders of Carnival Corporation and Carnival plc, which is incorporated in this joint Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

Miami, Florida
February 20, 2004


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